Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Snowflake Inc. of our report dated March 26, 2024 relating to the financial statements and the effectiveness of internal controls over financial reporting, which appears in Snowflake Inc.’s Annual Report on Form 10-K for the year ended January 31, 2024.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 26, 2024